Exhibit 5.1

October 15, 2021

OpGen, Inc. 9717 Key West Avenue Suite 100 Rockville, MD 20850

RE: OpGen, Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement, dated October 13, 2021 (the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 15, 2021 relating to the offering of: (i) 150,000 shares (the “Preferred Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share; (ii) up to 7,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) issuable upon the conversion of the Preferred Shares (the “Common Shares”), (iii) 7,500,000 common warrants to purchase up to an aggregate of 7,500,000 shares of Common Stock (the “Common Warrants”); and (iv) up to 7,500,000 shares of Common Stock issuable upon the exercise of the Common Warrants (the “Warrant Shares”), registered under a Registration Statement on Form S-3 (File No. 333-258646) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on August 19, 2021. The Common Shares and the Warrant Shares issuable upon conversion of the Preferred Stock and the Common Warrants, respectively, are hereinafter referred to as the “Conversion Shares.”

The Preferred Shares and the Common Warrants are to be sold by the Company pursuant to a Securities Purchase Agreement, dated October 13, 2021, between the Company and the investor signatory thereto (the “Purchase Agreement”), a form of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock; (iv) the Amended and Restated Bylaws of the Company, as amended; (v) the Registration Statement and the exhibits thereto; (vi) the Prospectus Supplement; (vii) the Purchase Agreement; (viii) the Common Warrants; (ix) such other corporate records, agreements, documents and instruments; and (x) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

OpGen, Inc.

October 15, 2021

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.                   The Preferred Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and non-assessable shares of Series B Convertible Preferred Stock of the Company.

2.                   The Common Shares to be issued by the Company upon conversion of the Preferred Stock will be duly reserved for issuance immediately upon stockholder approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and, when issued in accordance with the terms of the Certificate of Designation and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.                   The Common Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.                   The Warrant Shares to be issued by the Company upon exercise of the Common Warrants will be duly reserved for issuance immediately upon stockholder approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and, when issued in accordance with the terms of the Common Warrants and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

OpGen, Inc.

October 15, 2021

In order to fully reserve the Conversion Shares issuable upon the conversion of the Preferred Shares or the exercise of the Common Warrants, the Company is presenting a proposal at a special meeting of stockholders to amend the Certificate of Incorporation (the “Amendment”) to increase the number of shares of authorized and unissued Common Stock. The opinions with respect to the Conversion Shares are subject to the approval of the Amendment by the stockholders of the Company.

Our opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is given as of its date. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP